Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20130802844-92
Filing Date and Time 12/09/2013 10:34 AM
Entity Number E0505002010-6

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of the corporation:
SECURE NETCHECKIN, INC.

2. The articles have been amended as follows: (provide article number if available)
Article I shall be replaced with Annex I in entirety which is attached hereto Article IV shall be replaced with Annex II in entirety which is attached hereto,

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:   93.8%

4. Effective date of filing: (optional) Date: Dec. 13, 2013 Time:
                                                             (must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Ng Kian Yong
Signature of Officer

if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit-After
Revised: 11-27-13

ANNEX I

CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
SECURE NETCHECKIN, INC.

ARTICLE I shall be replaced with the following in entirety:

"ARTICLE I
CORPORATE NAME

The name of this Corporation shall be: Moxian China, Inc."

ANNEX II

CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
SECURE NETCHECKIN, INC.

ARTICLE IV shall be replaced with the following in entirety:

"ARTICLE IV
CAPITAL STOCK

(a)
The aggregate number of shares which the Corporation shall have authority to issue is six hundred million (600,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.

(b)
Effective upon the "Effective Date" (as defined below), the outstanding shares of Common Stock of the Corporation shall be increased on the basis that one (1) share of Common Stock shall become sixty (60) shares of Common Stock without changing the par value of the shares of the Corporation (the "Forward Stock Split").

The "Effective Date" shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such Forward Stock Split, subject to the prior filing and recording of this Certificate of Amendment in the office of Secretary of State of the State of Nevada."